Exhibit 10.17

LINCOLN NATIONAL CORPORATION

DEFERRED COMPENSATION &

SUPPLEMENTAL/EXCESS RETIREMENT PLAN

Effective January 1, 2008

The Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan is an amendment and restatement of the Lincoln National Corporation Executive Deferred Compensation Plan for Employees, a plan established and maintained by Lincoln National Corporation (the “Plan”). The Plan provides enhanced retirement benefits and savings opportunities to certain employees of Lincoln National Corporation and its Affiliates (the “Company”).

The Plan is intended (1) to comply with Internal Revenue Code section 409A and official guidance issued thereunder, except where indicated for Grandfathered Benefits as set forth herein, and (2) to be “a plan which is unfunded and is maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Section 1

Definitions

The following definitions are provided for key terms contained within this document:

“401(k) Plan” means the Lincoln National Corporation Savings & Retirement Plan, effective January 1, 2008.

“Account” means the separate deferred compensation accounts established by the Company in the name of each Participant. Where the context indicates, the term “Account” shall mean one or more of the various sub-accounts that may be created within an Account.

“Affiliate” means:

(a)	Any corporation which, together with the Company, is part of a “controlled group” of corporations, in accordance with Code section 414(b);

(b)	Any organization which, together with the Company, is under “common control,” in accordance with Code section 414(c);

(c)	Any organization which, together with the Company, is an “affiliated service group,” in accordance with Code section 414(m); and

(d)	Any entity required to be aggregated with the Company pursuant to regulations promulgated under Code section 414(o).

“Annual Incentive Bonus” means any bonus paid under the Company’s annual incentive program, as approved by the Company’s Compensation Committee.

“Annual Salary” means salary and W-2 commissions. For a Lincoln Financial Advisor Second Line Manager or an LFD associate, it refers to established compensation and first year enterprise benefitable commissions only.

“Beneficiary” means the person or persons, including a trust or the Participant’s estate, designated by a Participant to receive any death benefits payable under the Plan after the death of the Participant.

“Benefits Administrator” means the Company’s Senior Vice President of Human Resources or any successor appointed by the Chief Executive Officer of the Company.

“Benefit Commencement Date” means the date that Plan benefits are scheduled to be paid in a cash lump sum, or scheduled to begin to be paid if the Participant has elected to receive periodic payments of Plan benefits, pursuant to Section 7 of the Plan.

“Benefit Determination Date” means the date that Plan benefits are calculated.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means, as determined by LNC in its sole discretion, (1) the conviction of a felony, or other fraudulent or willful misconduct by a Participant that is materially and demonstrably injurious to the business or reputation of LNC, or (2) the willful and continued failure of a Participant to substantially perform Participant’s duties with LNC or a Subsidiary (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Participant’s manager which specifically identifies the manner in which the manager believes that the Participant has not substantially performed the Participant’s duties.

“Change of Control” means an event that qualifies as a change of control of the Corporation as defined under the Lincoln National Corporation Executive Severance Benefit Plan (the definition in effect immediately prior to such change of control).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Lincoln National Corporation or any successor thereto.

“Compensation Deferral Agreement” means an agreement by which a Participant directs the Company to make Elective Deferrals under the Plan in lieu of paying the Participant cash compensation.

“Default Investment Option” means the Investment Option selected by the Committee in its sole discretion, for the investment of any Discretionary Matching Contributions, Matching Contributions, Special Executive Credits, Elective Deferrals, and Excess Contributions in cases where the Participant has failed to provide valid investment directions with respect to the Plan’s Investment Options.

“Disabled” means, with respect to a Participant, that the Participant has been determined to be disabled as defined in the Lincoln National Corporation Savings & Retirement Plan, effective January 1, 2008.

“Discretionary Matching Contributions” means any discretionary contributions that may made by the Company to the Plan on behalf of a Participant with respect to the Participant’s Elective Deferrals pursuant to Section 5.1 of the Plan.

“Distribution Year Account” means the Account established by the Company at the Participant’s election that is payable to the Participant in the calendar year designated by the Participant, regardless of whether the Participant is an active employee or has experienced a Separation from Service.

“DMHI Participant” means any employee of Delaware Management Holdings, Inc. or any subsidiary who is a Participant in this Plan.

“DMHI Plan” means the Delaware Management Holdings, Inc. Retirement Plan.

“Effective Date” means January 1, 2008.

“Elective Deferral” means the deferral of a percentage or a dollar amount of Annual Salary or Annual Incentive Bonus that would otherwise be paid to the Participant during a calendar year by executing a valid Compensation Deferral Agreement pursuant to Section 5.6 of the Plan.

“Employer” means Lincoln National Corporation and any Affiliate who has adopted this Plan as a participating Employer.

“ESSB Opening Account” means the special Account created upon the termination of the benefit under Section 4 of the Jefferson-Pilot Supplemental Retirement Plan, also known as the “Executive Special Supplemental Benefit” (the “ESSB”).

“Excess Contributions” means the amount of any Employer Core Contributions or Employer Transition Contributions, as described in the 401(k) Plan, that cannot be contributed to the 401(k) Plan due to the operation of plan or Internal Revenue Service limits; or the amount of any employer contribution under Section 4.1 of the DMHI Plan that cannot be contributed to that plan due to the operation of plan or Internal Revenue Service limits, and which is contributed by the Company to this Plan on the behalf of the Participant. Excess Contributions will be credited pursuant to Section 5.3 of the Plan.

“Grandfathered Benefit” means any amounts earned and vested under the Plan as of December 31, 2004 within the meaning of Code section 409A and the official guidance thereunder. Except as specified herein, Grandfathered Benefits are subject to the distribution rules set forth in Section 7 of this Plan.

“Hardship” means a severe financial hardship caused by an unforeseen emergency to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

“Investment Option” means one or more of the investment funds in which Participants may direct the investment of their Accounts, pursuant to Section 4.5 of the Plan.

“IRS” means Internal Revenue Service.

“Insider” means an individual subject to the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934.

“Key Employee” means an Employee treated as a “specified employee” as of his Separation from Service under Code Section 409A(a)(2)(B)(i) of the Company or its Affiliates, i.e., a Key employee (as defied in Code Section 416(i) without regard to paragraph (5) thereof). Key Employees shall be determined in a accordance with Code Section 409A using December 31st as the determination date. A listing of Key Employees as of a determination date shall be effective for the 12-month period beginning on the April 1st following the determination date.

“LNC Benefits Appeals and Operations Committee” means the committee with that name, or any successor thereto.

“LNC COC Plan” means the Lincoln National Corporation Executive Severance Benefit Plan.

“Matching Contributions” means the contributions made by the Company to the Plan on behalf of a Participant on account of a Participant’s Elective Deferrals pursuant to Section 5.4 of the Plan.

“SCP Opening Account” means the special Account created upon the termination of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates.

“SMC” means the Company’s Senior Management Committee.

“Separate from Service” or “Separation from Service” is defined within the meaning of Code section 409A.

“Shortfall Balance Account” means the account to which any “shortfall” is credited as calculated for SMC members as of December 31, 2007 only, pursuant to Section 5.6 below.

“Special Executive Credit” means a contribution made by the Company on behalf of certain Participants who are SMC Members, pursuant to Section 5.8 of the Plan.

“Stock Units” means “phantom” shares of Lincoln National Corporation common stock (“LNC Stock”) that may be made available under this Plan to Participants as an Investment Option. Stock Units shall be notionally credited to a Participant’s Account and administered pursuant to the relevant provisions of Article IV of the Plan.

“Termination Year Account” means an Account established by the Company for each Participant, where the Valuation Date is the date the Participant experiences a Separation from Service, regardless of whether such departure is voluntary or involuntary.

“Valuation Date” means the date on which the Participant’s Account is valued prior to Benefit Commencement Date.

Section 2

Eligibility

2.1 General. This Plan is maintained by the Company for the benefit of a select group of management and highly compensated employees. The Benefits Administrator shall have the discretion to determine the eligibility of employees to participate in this Plan; provided, however, that in order to be eligible, the employee must be a member of a select group of management or highly compensated employees of an Employer.

2.2 Eligibility to Make Elective Deferrals. Only employees of the Company who have an Annual Salary of at least $175,000, determined as of the applicable “look back” period designated by the Benefits Administrator, newly hired employees whose starting Annual Salary is at least $175,000, or newly eligible employees (based on a mid-year raise and/or promotion and at the sole discretion of the Benefits Administrator), may make Elective Deferrals under the Plan.

Section 3

Participation

3.1 Enrollment in the Plan. An employee who is eligible to make an Elective Deferral pursuant to Section 2.2 above may become a participant by enrolling in the Plan and submitting a valid Compensation Deferral Agreement in the manner prescribed by the Benefits Administrator and pursuant to Section 6.1 below.

3.2. Newly Hired or Eligible Employees. A newly hired or newly eligible employee who is eligible to make Elective Deferrals as provided in Section 2.2 above has thirty (30) days from the date they are hired or become eligible to enroll in the Plan and submit a valid Compensation Deferral Agreement, pursuant to Section 3.1 above.

3.3 Automatic Participation. Employees may be automatically enrolled in the Plan if they are eligible to receive Excess Contributions under the Plan pursuant to Section 5.3, and/or are eligible to receive Special Executive Credits under the Plan pursuant to Section 5.8.

Section 4

Plan Investments & Accounting

4.1 Notional or “Phantom” Accounts. The terms “Account” or “Accounts” refers to the separate deferred compensation account(s) established by the Company in the name of each Participant. Each Account is a bookkeeping device only, established for the sole purpose of crediting and tracking notional investments made by the Participant in the Investment Options available under the Plan. The Company may also establish one or more “Sub-Accounts” representing the various notional Investment Options available under the Plan.

4.2 Recordkeeping of Accounts - General. The Company shall establish an Account in the name of each Participant making Elective Deferrals under the Plan, or receiving Excess Contributions or Special Executive Credits under the Plan. The Company shall also establish Sub-Accounts for Participants, as appropriate, and credit any Elective Deferrals, Discretionary Matching Contributions, Matching Contributions, Excess Contributions or Special Executive Credits to the appropriate Participant Sub-accounts. The Company shall also credit such Accounts and/or Sub-Accounts with any earnings/losses that would have accrued if the Accounts or Sub-Accounts were actually invested in the Investment Options selected by the Participant from among the options offered from time to time under the Plan.

4.3 Stock Unit Investment Option. With respect to any Participant’s investment in the Stock Unit Investment Option, actual shares of the Company’s common stock will be issued in settlement of the Participant’s investment when the Participant’s

Account is actually paid to him or her, with fractional Stock Units paid in cash. The Company reserves the right to eliminate, change or add any Investment Option from the Plan, including the Stock Unit investment, at any time.

(a) Phantom Dividends on Stock Units. To the extent dividends are paid by the Company with respect to common stock of the same class as the common stock underlying the Stock Units, Participants will be credited with phantom dividends. Phantom dividends shall be calculated, on each dividend payment date, as an amount equal to the product of the dividend paid on a share of common stock multiplied by the number of Units as of the record date.

(b) Determination of Value of Stock Units. The value of a Stock Unit shall be equal to the total number of Stock Units in the Stock Unit Fund multiplied by the final sales price quoted by the New York Stock Exchange Composite Listing of a share of the Company’s common stock of the same class as the Stock Units on the business day on which the determination is made; plus any cash held by the Stock Unit Fund; divided by the total number of Stock Units in the Stock Unit Fund.

(c) Changes in Capital and Corporate Structure. In the event of any change in the outstanding shares of the Company’s common stock by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of phantom Stock Units held by Participants under the Plan shall be proportionately adjusted, in an equitable manner. The foregoing adjustment shall be made in a manner that will cause the relationship between the aggregate appreciation in outstanding common stock and earnings per share and the increase in value of each phantom Stock Unit granted hereunder to remain unchanged as a result of the applicable transaction.

(d) Voting. Prior to distribution of the Participant’s Account pursuant to Section 7 above, and settlement of Stock Units with shares of the Company’s common stock, no voting or other rights of any kind associated with the ownership of the Company’s common stock shall inure to any Participant whose Account is credited with Stock Units.

4.4 Non-Stock Unit Investment Option. With respect to the Investment Options available under the Plan other than the Stock Unit Investment Option, Participants have no rights to any of the assets, funds or securities in which such Investment Options are actually invested. Upon distribution of the Participant’s Account pursuant to Section 7 below, the Participant will receive cash in settlement of all amounts credited to non-Stock Unit Investment Options. The Company reserves the right to eliminate, change or add any Investment Option from the Plan at any time.

4.5 Participant Direction of Investments. Subject to the restrictions applicable to investing in the Plan as described in Section 8 below, Participants in the Plan may make or change their investment directions with respect to the Investment Options available under the Plan at any time. The Plan’s recordkeeper and third-party administrator will deem any investment directions provided by the Participant to be continuing investment directions until the Participant takes affirmative action to change the investment directions.

4.6 Default Investment Option. In the case where the Participant has not provided valid investment directions to the Plan’s recordkeeper and third-party administrator, any Discretionary Matching Contributions, Matching Contributions, Special Executive Credits, Elective Deferrals, and Excess Contributions, credited to a Participant shall be invested in the Plan’s Default Investment Option. The Plan’s Default Investment Option shall be designated by the Plan Administrator from time to time, in the sole discretion of the Plan Administrator. In general, the Plan’s Default Investment Option shall be the Qualified Default Investment Alternative (the “QDIA”) designated for the 401(k) Plan.

Section 5

Company Contributions

5.1 Discretionary Matching Contributions. For Plan Years beginning January 1, 2008, for DMHI Participants only, the Company may credit, in its sole discretion, a Discretionary Matching Contribution with respect to Elective Deferrals on Annual Incentive Bonus or Annual Salary once the aggregated amount of the Participant’s Annual Salary or Annual Incentive Bonus has exceeded the Code Section 401(a)(17), or with respect to Elective Deferrals once the Code section 415 limit has been reached. The Discretionary Matching Contribution, if any, shall not exceed 100% of the Participant’s Elective Deferrals, up to 6% of the Participant’s Annual Salary and Annual Incentive Bonus. Discretionary Matching Contributions shall be 100% vested upon contribution.

5.2 ESSB Opening Balance Contribution. For any Participant actively employed by the Company at 11:59 p.m. on December 31, 2007 who has an accrued benefit under Section 4 of the Jefferson-Pilot Supplemental Retirement Plan, also known as the “Executive Special Supplemental Benefit,” the Company will credit a present value lump sum to the Plan to an ESSB Opening Balance Account established for the Participant pursuant to Section 7.1(a) below. The amount of a Participant’s ESSB Opening Account shall be calculated pursuant to Section B of the ESSB as if the Participant were to receive a distribution at age 62 reduced as appropriate for early benefit commencement using the relevant set of reduction factors provided under Section C(2) of the ESSB. The actuarial equivalent lump sum value of each such Executive’s age 62 benefit shall be calculated based on the interest rate provided under section 417(e) of the Internal Revenue Code of 1986, as amended (the “Code”) in effect for November 2007, provided, however, that such rate shall be capped at a maximum of 5.7%, and subject to a “floor” of 4.7%. The applicable mortality factors shall be those in the 1994 GAR unisex table, projected to 2002 using scale AA. The ESSB Opening Balance Contribution shall be 100% vested upon contribution.

5.3 Excess Contributions. The Company will credit the amount of any Employer Core Contributions or Employer Transition Contributions that cannot be contributed to the Participant under the Lincoln National Corporation Employees’ Savings and Retirement Plan due to the operation of plan or Internal Revenue Service limits, or the amount of any Employer Contribution under Section 4.1 of the Delaware Management Holdings, Inc. Retirement Plan that cannot be contributed to that Plan due to the operation of plan or Internal Revenue Service limits, to the Participant’s Excess Contributions Account. Any Excess Contributions will be 100% vested upon contribution. Excess Contributions made on behalf of DMHI Participants are credited to the same account as elected by the Participant for his or her Elective Deferrals pursuant to Section 6.

5.4 Matching Contributions. Matching Contributions will be 100% vested upon contribution.

(a) DMHI Participants. For DMHI Participants only, the Company will make Matching Contributions with respect to Elective Deferrals on Annual Incentive Bonus or Annual Salary once the aggregated amount of the Participant’s Annual Salary or Annual Incentive Bonus has exceeded the Code Section 401(a)(17) limit or with respect to Elective Deferrals once the Code section 415 limit has been reached. Such Matching Contributions shall be made in the amount of 50% of the Participant’s Elective Deferrals, on up to 6% of the Participant’s Annual Salary and Annual Incentive Bonus.

(b) Non-DMHI Participants. For all other Participants in the Plan, the Company will make Matching Contributions with respect to Elective Deferrals on Annual Incentive Bonus or Annual Salary once the aggregated amount of the Participant’s Annual Salary or Annual Incentive Bonus has exceeded the Code Section 401(a)(17) limit or with respect to Elective Deferrals once the Code section 415 limit has been reached. Such Matching Contributions shall be made in the amount of 100% of the Participant’s Elective Deferrals, on up to 6% of the Participant’s Annual Salary and Annual Incentive Bonus.

5.5 SCP Opening Balance Contribution. For any Participant actively participating in the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the “SCP”) at 11:59 pm on December 31, 2007, the Company will credit a present value lump sum representing the Participant’s SCP benefit as of December 31, 2007 to an SCP Opening Balance Account established for the Participant, as described in Section 7.1(d) below. The amount of an Executive’s SCP Opening Account shall be calculated pursuant to Section 5 of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the “SCP”) as if the Executive were to receive a distribution at age 62, reduced as appropriate using the relevant set of reduction factors in Section 7 of the SCP. For an Executive participating in the SCP as of 11:59 p.m. on December 31, 2007, the relevant set of reduction factors shall be determined by assuming that the Executive will remain employed until age 62, and crediting additional Years of Vesting Service as appropriate. The actuarial equivalent lump sum value of each such Executive’s age 62 benefit shall be calculated based on the interest rate provided under section 417(e) of the Internal Revenue Code of 1986, as amended (the “Code”) in effect for November 2007, provided, however, that such rate shall be capped at a maximum of 5.7%, and subject to a “floor” of 4.7%. The applicable mortality factors shall be those in the 1994 GAR unisex table projected to 2002 using scale AA. The SCP Opening Balance Contribution will vest upon the earlier of: (a) Participant’s attainment of age 55 (or older) with five (5) years of service, (b) death, or (c) involuntarily termination of employment. A Participant who Separates from Service prior to vesting in his or her SCP Opening Balance Contribution will forfeit this Contribution.

5.6 Shortfall Balance Contribution. For SMC members who are actively employed by the Company as of December 31, 2007 only, the Company shall calculate the “shortfall,” if any, between the SMC member’s targeted retirement benefits projected to age 62, and the sum of their benefits under the current defined benefit retirement program, and their hypothetical 401(k) Plan and Plan account balance projected to age 62 based on various assumptions (including but not limited to annual base salary increases, hypothetical deferred contribution account balances, investment earnings, lump sum conversion interest rates, and future bonus amounts). The Company shall convert any such “shortfall” to a present value lump sum and contribute such amount to a Shortfall Balance Account established for the Participant, as described in Section 7.1(e) below. The Shortfall Balance Contribution, if any, will vest according to an individualized “phased vesting” schedule for each applicable SMC member, based on the difference (in years) between the date on which the SMC member attains (1) age 55 (or older) with five (5) years of service, and (2) age 62. A Participant who Separates from Service prior to vesting in his or her Shortfall Balance Contribution will forfeit the unvested portion of this Contribution. Each SMC member’s individual vesting schedule is included in Appendix A to the Plan.

5.7 Special Change of Control Contributions for SMC. For SMC members only, any unvested SCP Opening Account balances and Special Executive Credits will immediately vest upon the Change of Control. In the case where an SMC member Separates from Service and is eligible for benefits under the LNC COC Plan within two (2) years of a Change of Control, an additional two (2) (or three (3), in the case of the Chief Executive Officer) years’ worth of Employer Core Contributions, Employer Transition Contributions, Matching Contributions, and any Discretionary Matching Contributions and Special Executive Credits will be credited to the appropriate Sub-Account of the SMC member. The amount of such Employer Core Contributions, Employer Transition Contributions, Matching Contributions, Discretionary Matching Contributions and Special Executive Credits will be determined as of the date of the Participant’s Separation from Service. In addition, an additional two (2) (or three (3), the case of the Chief Executive Officer) years of service will be credited towards the individual “phased vesting” schedule for each SMC members’ Shortfall Balance Accounts (if any) as provided in Appendix A. Finally, any Participant with an ESSB Opening Account who Separates from Service and is eligible for benefits under the Jefferson-Pilot Executive Change of Control Severance Plan (“JP COC Plan”) or under an applicable employment agreement on or before the date set forth in Appendix B to this Plan, will have their ESSB Opening Account Contribution recalculated as of

December 31, 2007, as if they had continued to participate in the ESSB for a period of time equal to their “tier” period under the JP COC Plan.

5.8 Special Executive Credits. For all SMC members except for SMC members who are DMHI Participants, the amount of the “Special Executive Credit,” if any, will be calculated as: 15% of Total Pay (as defined below) expressed as a percentage, offset by the total of: (a) the SMC member’s maximum Basic Matching Contribution opportunity (6%), plus (b) the Core Contribution amount (4%), plus (c) the Transition Contribution amount, if any, (0% to 8%) as determined under the 401(k) Plan, each expressed as a percentage. For all SMC members except for SMC members who are DMHI Participants, the Special Executive Credit under this Plan may not exceed 5% of Total Pay. However, in the event that the sum of the SMC member’s maximum Basic Matching Contribution opportunity, plus the Core Contribution amount, plus the Transition Contribution amount if any, each expressed as a percentage of Total Pay, exceeds 15%, in no event shall this provision or any other Plan provision be interpreted to reduce that SMC members aggregate contribution percentile.

For SMC members who are DMHI Participants, the amount of the “Special Executive Credit” will be calculated as: 15% of Total Pay expressed in dollars, offset by the total of the following, each expressed in dollars: (a) the amount of the SMC member’s maximum Basic Matching Contribution opportunity (3% of Total Pay), plus (b) the amount of the actual Discretionary Matching Contribution approved by the Committee (if any), plus (c) the employer contribution under the Delaware Management Holdings, Inc. Retirement Plan (7.5% of annual base pay and annual bonus, but with bonus amounts over $100,000 capped at 50%). In the event that the sum of the DMHI SMC member’s actual Basic Matching Contribution, actual Discretionary Matching Contribution, and DMHI Plan employer contribution, each expressed in dollars, exceeds 15% of Total Pay, in no event shall this provision or any other Plan provision be interpreted to reduce that SMC member’s contribution.

For purposes of this Section 5.7, “Total Pay” is equal to Annual Salary and Annual Incentive Bonus.

The Special Executive Credit will be made annually, not bi-weekly, for all SMC members.

For SMC members as of January 1, 2008, Special Executive Credits shall vest immediately. For SMC members after January 1, 2008, Special Executive Credits shall vest on the earlier of: (a) five (5) years after becoming an SMC member, (b) death, or (c) attainment of age 62. A Participant who Separates from Service prior to vesting in his or her Special Executive Credits will forfeit these contributions.

5.9 Special Lincoln Credits. The Company may credit a special contribution on behalf of any Plan Participant in its sole discretion. Such Special Lincoln Credits may be subject to vesting schedules, in the sole discretion of the Benefits Administrator.

Section 6

Participant Contributions

6. 1 Elective Deferral Contributions.

(a) Annual Salary. A Participant who is eligible to make Elective Deferrals under this Plan pursuant to Section 2.2 above may elect to defer up to seventy percent (70%) of Annual Salary in whole percentages, or a dollar amount, if allowed by the Benefits Administrator, that would otherwise be paid to the Participant during a calendar year by executing a valid Compensation Deferral Agreement pursuant to Section 6.2 below.

(b) Annual Incentive Bonus. A Participant who is eligible to make Elective Deferrals under this Plan pursuant to Section 2.2 above, may elect to defer up to eighty percent (80%) of his or her Annual Incentive Bonus in whole percentages, or a dollar amount, if allowed by the Benefits Administrator, that would otherwise be paid to the Participant during a calendar year by executing a valid Compensation Deferral Agreement pursuant to Section 6.2 below.

6.2 Compensation Deferral Agreement. Compensation Deferral Agreements with respect to Annual Salary must be completed in a form and manner satisfactory to the Benefits Administrator, but in no event may be submitted by the Participant later than December 31st of the calendar year prior to the start of the calendar year to which the election relates. Compensation Deferral Agreements with respect to the Annual Incentive Bonus must be completed in a form and manner satisfactory to the Benefits Administrator, but in no event may be submitted by the Participant later than June 30th of the calendar year to which the bonus election relates. New hires or newly eligible employees, as described in Section 3.2 above, must submit Compensation Deferral Agreements for both Annual Salary and the Annual Incentive Bonus within 30 days from date of hire or date of eligibility. In all cases, the Compensation Deferral Agreement shall be valid only with respect to amounts of Annual Salary or Annual Incentive Bonus that is earned after the Compensation Deferral Agreement has become effective.

Compensation Deferral Agreements are irrevocable elections with respect to the calendar year to which the election relates; provided, however, that in the case of a Hardship Withdrawal from this Plan or the 401(k) Plan (or any defined contribution plan of Delaware Management Holdings, Inc. or its subsidiaries), the Participant’s Compensation Deferral Agreement shall be automatically revoked under this Plan for the remainder of the calendar year.

6.3 Effect of Making Elective Deferral Contributions. An election to defer amounts of Annual Salary or Annual Incentive Bonus that would otherwise be payable to the Participant in cash reduces the amount of eligible compensation under the 401(k) Plan.

Section 7

Distributions

7.1 Default Distribution Upon Separation from Service.

(a) ESSB Opening Balance Account. The Valuation Date for amounts credited to a Participant’s ESSB Opening Balance Account will occur after the Participant Separates from Service, on the later of: (a) the first day of the month that is thirteen (13) full months from the date of the Participant’s Separation from Service, or (b) the first day of the month following the month in which the Participant attains age 60. The Participant’s ESSB Opening Balance Account will be paid to the Participant in a cash lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days. Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date with respect to their ESSB Opening Balance Account. Participants may make an Initial Election for an Alternative Benefit Form. Participants may make a Secondary Election with respect to their ESSB Opening Balance Account.

(b) Elective Deferrals. Absent an effective Alternative Election pursuant to Section 7.2 below, the Valuation Date for a Participant’s Elective Deferrals and associated Matching Contributions (and any Discretionary Matching Contributions) will be on the first of the month that is thirteen (13) full months from the date of the Participant’s Separation from Service. In addition, the Participant’s Elective Deferrals will be paid to the Participant in a cash lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days.

(c) Excess Contribution Account. Absent an effective election pursuant to Section 7.2 below, the Valuation Date for amounts credited to a Participant’s Excess Contribution Account will be on the first of the month that is thirteen (13) full months from the date of the Participant’s Separation from Service. The Participant’s Excess Contribution Account will be paid to the Participant in a cash lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days. Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date with respect to their Excess Contribution Account. Participants may make an Initial Election for an Alternative Benefit Form. Participants may make a Secondary Election with respect to their Excess Contribution Account.

(d) SCP Opening Balance Account. The Valuation Date for any vested amounts credited to a Participant’s SCP Opening Balance Account will occur after the Participant Separates from Service, on the later of: (i) the first of the month that is thirteen (13) full months from the date of the Participant’s Separation from Service, or (b)

the first day of the month following the month in which the Participant attains age 55. The Participant’s SCP Opening Balance Account will be paid to the Participant in a cash lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days. Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date with respect to their SCP Opening Balance Account. Participants may make an Initial Election for an Alternative Benefit Form. Participants may make a Secondary Election with respect to their SCP Opening Balance Account.

(e) Shortfall Balance Account. The Valuation Date for any vested amounts credited to a Participant’s Shortfall Balance Account will be the first day of the month that is thirteen (13) full months from the date of the Participant’s Separation from Service. The Participant’s Shortfall Balance Account will be paid to the Participant in a cash lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days. Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date with respect to their Shortfall Balance Account. Participants may make an Initial Election for an Alternative Benefit Form. Participants may make a Secondary Election with respect to their Shortfall Balance Account.

(f) Special Executive Credit Accounts. The Valuation Date for any vested amounts credited to a Participant’s Special Executive Credit Account will be the first of the month that is thirteen (13) full months from the date of the Participant’s Separation from Service. The Participant’s Special Executive Credit Account will be paid to the Participant in a cash lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days. Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date with respect to their Special Executive Credit Account. Participants may make an Initial Election for an Alternative Benefit Form. Participants may make a Secondary Election with respect to their Special Executive Credit Account.

(g) Special Lincoln Credit Accounts. The Valuation Date for any vested amounts credited to a Participant’s Special Lincoln Credit Account will be the first of the month that is thirteen (13) full months from the date of the Participant’s Separation from Service. The Participant’s Special Lincoln Credit Account will be paid to the Participant in a cash lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days. Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date with respect to their Special Lincoln Credit Account. Participants may make an Initial Election for an Alternative Benefit Form. Participants may make a Secondary Election with respect to their Special Lincoln Credit Account.

7.2 Alternative Elections.

(a) Initial Elections. Initial Elections are not valid unless made by the Participant on or before the earlier of Separation from Service and December 31, 2008 and must be made at least 366 days prior to the Participant’s default Benefit Commencement Date (elections may not take effect for twelve (12) months after the date on which the election is made). If a Participant fails to make a valid Initial Election under this paragraph, then the default Benefit Commencement Date and default form of distribution set forth in Section 7.1 above shall be deemed the Participant’s Initial Election.

(b) Secondary Elections. A Participant may make only one Secondary Election to choose an Alternative Benefit Commencement Date and/or Alternative Investment Form, as described in Sections 7.2(c) and (d) below. A Secondary Election is not valid unless it meets the following two conditions: (i) it must be made at least 366 days prior to the Benefit Commencement Date indicated by the Participant’s Initial Election (elections may not take effect for twelve (12) months after the date on which the election is made), and (ii) the election to change the Benefit Commencement Date and/or form of distribution must defer or delay payment of the Participant’s benefit for at least five (5) years from the Benefit Commencement Date indicated by the Participant’s Initial Election.

(c) Alternative Benefit Commencement Dates. With respect to Elective Deferrals, and the associated Employer Matching Contribution or Employer Discretionary Matching Contributions only, a Participant may make an Initial Election pursuant to Section 7.2(a) above to establish a Termination Year Account or a Distribution Year Account to which such Deferrals and Contributions will be credited. The Valuation Date for Distribution Year Accounts is February 5th of the calendar year elected by the Participant. The Valuation Date for Termination Year Accounts is the first of the month that is thirteen (13) full months from the date the Participant Separates from Service. A Participant may make a Secondary Election pursuant to Section 7.2(b) above with respect to any Account under the Plan, provided that amounts payable under this Plan are not deferred beyond the Participant’s attainment of age 65.

(d) Alternative Distribution Forms. Pursuant to Sections 7.2(a) and 7.2(b) above and at the discretion of the Benefits Administrator, a Participant may elect one of the installment options described below for any of his Plan Accounts instead of the lump sum distribution option:

•	Five-year installment payments

•	Ten-year installment payments

•	Fifteen-year installment payments

•	Twenty-year installment payments

No alternative election made pursuant to this Section 7.2 may result in an impermissible acceleration of payment, including accelerations of payment as defined under Code section 409A.

7.3 Distributions to Disabled Participants. A Disabled Participant’s Plan benefits will be distributed as provided under the applicable provisions of Sections 7.1 and 7.2 above.

7.4 Distributions Upon Death. Absent an effective election pursuant to Section 7.2 above prior to death, the Valuation Date for the Participant’s Account will be the date of the Participant’s death. The Participant’s Account will be paid to the Participant’s Beneficiary in a cash lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days after the Participant’s death. In the event of the death of the Participant after benefits have commenced in the form elected by the Participant pursuant to Section 7.2 above, the Plan Account will continue to be paid to the Participant’s Beneficiary in the distribution form already begun. A Participant shall designate his Beneficiary in a writing delivered to the Benefits Administrator prior to death in accordance with procedures established by the Benefits Administrator. In the event that a Participant dies prior to his/her Benefit Commencement Date and has not properly designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, such amount shall be distributed to the Participant’s Spouse, if living. Otherwise it will be distributed to the Participant’s estate.

7.5 Distributions After a Change of Control. The Plan benefits of a Participant who Separates from Service with a non-forfeitable right to benefits under this Plan after a Change of Control will be distributed as provided under the applicable provisions of Sections 7.1 and 7.2 above.

7.6 Cash Out of Lump Sums. Notwithstanding any election pursuant to Section 7.2 above by a Participant to the contrary, and subject to Section 7.7 below, if the Present Value of a Participant’s Account is $10,000 or less at the time the Participant Separates from Service, the benefit shall be distributed to the Participant in a lump sum payment as soon as administratively possible after Separation from Service. In addition, if a Participant has elected an Alternative Distribution Form and the value of the Account reaches $10,000, at any time during the distribution period, the Account shall be distributed to the Participant in a lump sum payment.

7.7 Distributions to Key Employees. Notwithstanding any other provision of this Plan to the contrary, in the event a Participant is a Key Employee as of the date of his or her Separation from Service, distributions to such Participant shall not be paid earlier than six months after the date upon which the Key Employee Separates from Service. In the case of all benefits which are delayed due to the imposition of this Section 7.7, payments shall be paid on the first day of the seventh month following the month in which the Participant’s Separation from Service occurs (or, if earlier, the first day of the month following the Participant’s death). Interest shall not accrue on such amounts during the period of delay.

7.8 Accelerated Payments of Grandfathered Benefits. Grandfathered Benefits may be withdrawn from this Plan at any time subject to an irrevocable penalty of 10% assessed on the amount withdrawn. A minimum of 50% of all Grandfathered Benefits must be withdrawn. In addition, the Participant will be ineligible to make Elective Deferrals and correspondingly, receive Employer Matching Contributions that are attributable to the Plan Year that follows the year in which Accelerated Payment is received For example, a Participant who elects to receive an Accelerated Payment in 2008 will not be eligible to make 2009 plan year salary and bonus deferrals.

7.9 Effect of Early Taxation. If a Participant’s Plan Account is includable in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

7.10 Hardship Withdrawals. Any Compensation Deferral Agreement in effect for a Participant taking a Hardship Withdrawal from this Plan or the 401(k) Plan (or any defined contribution plan of Delaware Management Holdings, Inc. or its subsidiaries) shall be automatically revoked under this Plan for the remainder of the calendar year. In addition, the Participant shall be prohibited from entering into a Compensation Deferral Agreement under this Plan during the calendar year immediately after the calendar year in which the Hardship Withdrawal occurred. Only Accounts with Elective Deferrals and associated Matching Contributions (and any Discretionary Matching Contributions and DMHI Plan Excess Contributions) are eligible for Hardship Withdrawal.

7.11 Permitted Delays. Notwithstanding the Foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a) The Corporation’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b) The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 7.10 shall be paid in accordance with Code section 409A.

Section 8

Restrictions on Investment Activity

8.1 Restrictions on Transfers or Redemptions Involving the Stock Unit Investment Option. A Participant may redeem or transfer amounts out of a non-Stock

Unit Investment Option and into the Stock Unit Investment Option pursuant to an election made during a thirty (30) day window period commencing on the third trading date following the release of the Company’s quarterly or annual earnings, of the fifth business day following the filing of the Company’s annual report on Form 10-K to shareholders. Notwithstanding the foregoing, an Insider (as defined in the Company’s Insider Trading and Confidentiality Policy) may redeem or transfer amounts from a non-Stock Unit Investment Option into the Stock Unit Investment Option during such window period only if it is determined that such redemption or transfer will not result in a violation of Section 16 of the Securities Exchange Act of 1934. After November 5, 1999, Participants may not redeem or transfer amounts credited to the Stock Unit Investment Option into a non-Stock Unit Investment Option until their Accounts are distributed to them in accordance with Section 8.

8.2 General Restrictions on Transfers or Redemptions. In order to prevent market timing, excessive trading, and other abuses, Participants who have made more than 26 trades in any one calendar year will not be able to place transaction orders electronically or by phone for the remainder of such calendar year. Participants will, however, be permitted to trade through first class U.S. mail service. In addition, the Committee or Benefits Administrator reserves the right to place additional restrictions on the right to trade in the Plan to prevent abusive trading practices such as “market-timing,” short-term trading and excess trading. Such restrictions may include, but are not limited to: imposing redemption fees to be automatically withdrawn from Participant Accounts and paid to the appropriate Investment Option; barring the Participant from purchasing, selling, or exchanging units or shares of specific Investment Options fro a period of up to one year.

8.3 No Assignment. Units cannot be assigned, transferred, pledged or otherwise encumbered.

Section 9

Claims

9.1 General Administration. The Benefits Administrator shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Benefits Administrator shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Benefits Administrator shall be final and conclusive and binding on any party. To the extent the Benefits Administrator has been granted discretionary authority under the Plan, the Benefits Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Benefits Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Benefits Administrator may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative duties as it sees fit. The Benefits Administrator delegated the review of claims and appeals for benefits under this Plan to the Benefit Appeals Committee of the Corporations’ Benefits Committee, effective September 15, 2004 (the “Appeals Committee”).

9.2 Claims for Benefits.

(a) Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Appeals Committee or its delegate at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Appeals Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Appeals Committee and will clearly set forth:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Appeals Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Appeals Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e) Decision Upon Review. The Appeals Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i) the specific reason or reasons for the adverse determination;

(ii) specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Appeals Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Appeals Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f) Finality of Determinations; Exhaustion of Remedies; Limitations Period. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Appeals Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

9.3 Indemnification. To the extent not covered by insurance, the Corporation shall indemnify the Appeals Committee, each employee, officer, director, and agent of the Corporation, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Corporation shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

Section 10

Miscellaneous

10.1 No Contract of Employment. This Plan does not and is not intended to create a contract of employment. The provisions of this Plan shall not limit the right of an Employer to discharge a Participant nor limit the right of the Participant to voluntarily terminate from the service of the Employer.

10.2 Amendment, Suspension or Termination of Plan. This Plan may be amended or terminated at any time and from time to time by the Company without an Executive’s consent, but no amendment shall operate to give the Executive, or his Beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of the Company, except the right upon fulfillment of all terms and conditions hereof to receive the payments herein provided. Likewise, no amendment, suspension or termination of this Plan shall, in and of itself, result in the forfeiture of any benefit credited to an Executive. No amendment, suspension or termination of this Plan shall operate to reduce or diminish any benefit after payment of such benefit has begun. The Company retains the right to amend this Plan prospectively at any time. This Plan may be amended by action of the Compensation Committee of the Board at a meeting held either in person or by telephone or other electronic means, or by unanimous consent in lieu of a meeting. The Committee may delegate this amendment power to an officer of the Company. The Chief Executive Officer of the Company has been authorized to make any modification to this Plan if such modification is (1) in the opinion of counsel, required by local, state or federal law or regulation or (2) estimated to cost the Company no more than $5,000,000 (actuarial present value of all Plan changes made in the same year) for the next five (5) calendar years after the effective date of such modification. The Plan may also be amended pursuant to a written instrument executed by the Company’s senior most human resources officer to the extent such amendment is required under applicable law or is required to avoid having amounts deferred under the Plan included in the income of Participants or Beneficiaries for federal income tax purposes prior to distribution.

10.3 Effect of Amendment or Termination. Except as provided in the next sentence, no amendment or termination of the Plan shall adversely affect the rights of any Participant or beneficiary receiving benefits under the Plan as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Section 7, unless the Corporation determines in its sole discretion that all such amounts (except for Grandfathered Benefits) shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further benefit accruals shall occur.

10.4 Change of Control. In the event of a Change of Control, no amendment or termination of this Plan shall adversely affect the right of any Participant to the benefits credited to the Participant or to payment of such benefits under the terms of this Plan as in effect immediately prior to such Change of Control.

10.5 Administration. The Plan shall be administered by the Benefits Administrator, who shall have complete discretion to interpret the Plan, resolve issues pertaining to Plan eligibility, determine benefits payable under the Plan and take whatever action that he believes is necessary or desirable for such administration, including but not limited to (a) establishing administrative rules consistent with the provisions of this Plan, (b) delegating his responsibilities to other persons, (c) retaining the services of lawyers, accountants or other third parties to assist with the administration of the Plan, (d) making equitable adjustments under the Plan (including retroactive adjustments) to correct mathematical, accounting or factual errors made in good faith by the Employer or a Participant (and any such adjustments will be final and binding on all persons), and (e) directing Employers to deduct from all Accounts, payments and distributions under the Plan any federal, state or local taxes or such other amounts as may be required by law to be withheld (alternatively, the Benefits Administrator may charge each Participant a flat fee based upon the amount of money deferred pursuant to the Plan, for purposes of covering any such taxes or other amounts).

10.6 Incapacity. Any amount payable under this Plan to an incompetent or otherwise incapacitated person may, at the sole discretion of the Benefits Administrator, be made directly to such person or for the benefit of such person through payment to an institution or other entity caring for or rendering service to or for such person or to a guardian of such person or to another person with whom such person resides. The receipt of such payment by the institution, entity, guardian or other person shall be a full discharge of that amount of the obligation of the Employer to the Employee or Beneficiary.

10.7 Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Indiana. When appropriate, the singular nouns in this Plan include the plural, and vice versa. If any provision of this Plan is deemed invalid or unenforceable, the remaining provisions shall continue in effect.

10.8 Source of Payments; Rights Unsecured. The amount of any benefit payable under the Plan with respect to any Participant shall be paid from the general assets of the Employer that last employed that Participant. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured (but legally enforceable) claim against the general assets of an Employer, and neither the Participant nor his Beneficiary shall have any rights in or against any assets of an Employer. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by an Employer for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Employer and shall be available to its general creditors in the event of the Employer’s bankruptcy or insolvency. An Employer’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.9 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by an Employer or any other person or entity that the assets of an Employer will be sufficient to pay any benefits hereunder.

10.10 No Enlargement of Rights. No Participant or Beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to an Employer.

10.11 Anti-Alienation Provision. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

10.12 Taxes. The Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages, or the Company may reduce a Participant’s accrued benefit under the Plan, in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

10.13 Corporate Successors. The Plan and the obligations of an Employer under the Plan shall become the responsibility of any successor to the Employer by reason of a transfer or sale of substantially all of the assets of the Employer or by the merger or consolidation of the Employer into or with any other corporation or other entity.

10.14 Unclaimed Benefits. Each Participant shall keep the Compensation Committee of the Board informed of his current address and the current address of his designated beneficiary. The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.

10.15 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

10.16 Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

IN WITNESS WHEREOF, the President and Chief Executive Officer of the Company executed this Plan as of this      day of             , 2007.

LINCOLN NATIONAL CORPORATION

By:	Dennis R. Glass
Its:	President and Chief Executive Officer

APPENDIX A

The Vesting Schedule Listing for Shortfall Balances

Approved by the Compensation Committee on November 5, 2007

LINCOLN NATIONAL CORPORATION

DC SERP EXHIBIT FOR SMC

VESTING SCHEDULE LISTING FOR SHORTFALL BALANCES

Executive:	Westley Thompson	Dennis Schoff	Frederick Crawford	Robert Dineen	Elizabeth Reeves	Heather Dzielak	Terry Mullen	Dennis Glass	Mark Konen	Charles Cornelio	Pat Coyne
As of December 31, 2007
Age	52.92	48.67	44.33	58.17	53.92	39.25	42.83	58.24	48.82	48.14	44.67
Service	8.00	17.00	7.00	6.00	3.00	5.00	5.00	14.20	13.42	19.20	19.00
Date Balance first vests:	1/28/2010	4/30/2014	8/31/2018	12/31/2007	12/31/2009	9/30/2023	3/2/2020	12/31/2007	3/6/2014	11/10/2014	5/1/2018
Date Balance first vests:	2/1/2010	5/1/2014	9/1/2018	1/1/2008	1/1/2010	10/1/2023	3/1/2020	1/1/2008	4/1/2014	12/1/2014	5/1/2018
Vested % at that date:	12.5%	12.5%	12.5%	20.7%	14.1%	12.5%	12.5%	21.0%	12.5%	12.5%	12.5%
Date one year later (or when fully vested):	2/1/2011	5/1/2015	9/1/2019	1/1/2009	1/1/2011	10/1/2024	3/1/2021	1/1/2009	4/1/2015	12/1/2015	5/1/2019
Vested % at that date:	25.0%	25.0%	25.0%	41.4%	28.2%	25.0%	25.0%	41.4%	25.0%	25.0%	25.0%
Date one year later (or when fully vested):	2/1/2012	5/1/2016	9/1/2020	1/1/2010	1/1/2012	10/1/2025	3/1/2022	1/1/2010	4/1/2016	12/1/2016	5/1/2020
Vested % at that date:	37.5%	37.5%	37.5%	62.1%	42.4%	37.5%	37.5%	62.1%	37.5%	37.5%	37.5%
Date one year later (or when fully vested):	2/1/2013	5/1/2017	9/1/2021	1/1/2011	1/1/2013	10/1/2026	3/1/2023	1/1/2011	4/1/2017	12/1/2017	5/1/2021
Vested % at that date:	50.0%	50.0%	50.0%	82.8%	56.5%	50.0%	50.0%	82.8%	50.0%	50.0%	50.0%
Date one year later (or when fully vested):	2/1/2014	5/1/2018	9/1/2022	11/1/2011	1/1/2014	10/1/2027	3/1/2024	11/1/2011	4/1/2018	12/1/2018	5/1/2022
Vested % at that date:	62.5%	62.5%	62.5%	100.0%	70.6%	62.5%	62.5%	100.0%	62.5%	62.5%	62.5%
Date one year later (or when fully vested):	2/1/2015	5/1/2019	9/1/2023		1/1/2015	10/1/2028	3/1/2025		4/1/2019	12/1/2019	5/1/2023
Vested % at that date:	75.0%	75.0%	75.0%		84.7%	75.0%	75.0%		75.0%	75.0%	75.0%
Date one year later (or when fully vested):	2/1/2016	5/1/2020	9/1/2024		1/1/2016	10/1/2029	3/1/2026		4/1/2020	12/1/2020	5/1/2024
Vested % at that date:	87.5%	87.5%	87.5%		98.9%	87.5%	87.5%		87.5%	87.5%	87.5%
Date one year later (or when fully vested):	2/1/2017	5/1/2021	9/1/2025		2/1/2016	10/1/2030	3/1/2027		4/1/2021	12/1/2021	5/1/2025
Vested % at that date:	100.0%	100.0%	100.0%		100.0%	100.0%	100.0%		100.0%	100.0%	100.0%

APPENDIX B

ESSB Participant	Termination by this Date Triggers a Recalculation of ESSB Opening Account Balance, as of 12/31/2007

Robert Benson	May 1, 2008

Charles Cornelio	April 3, 2008

Dennis Glass	March 31, 2008

Mark Konen	April 3, 2008

John Shreves	May 1, 2008